Exhibit (n)(5)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Prospectus Supplement (dated November 27, 2012) and Prospectus (dated July 18, 2012) contained therein to the Registration Statement on Form N-2 (File No. 333-180321) of our report dated September 13, 2012 relating to the consolidated financial statements of Full Circle Capital Corporation for the year ended June 30, 2012 and to our report dated September 20, 2011, relating to the consolidated financial statements of Full Circle Capital Corporation for the year ended June 30, 2011, and for the period from April 16, 2010 (date of inception) to June 30, 2010.

We also consent to the reference to our firm under the headings “Experts” in such registration statements.

/s/ Rothstein Kass

Roseland, New Jersey

November 28, 2012